Exhibit 99.1

GAMING AND LEISURE PROPERTIES RECEIVES THE REQUISITE CONSENTS

PURSUANT TO THE TENDER OFFER AND CONSENT SOLICITATION FOR

OUTSTANDING 4.375% SENIOR NOTES DUE 2018

WYOMISSING, Pa., May 21, 2018 (GLOBE NEWSWIRE) – Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI”) announced today that it and its operating partnership, GLP Capital, L.P. (the “Operating Partnership”), and GLP Financing II, Inc., a wholly owned subsidiary of the Operating Partnership (together with the Operating Partnership, the “Issuers” and the Issuers collectively with GLPI, the “Company”) have received the requisite tenders and consents from holders of the Issuers’ 4.375% Senior Notes due 2018 (the “Notes”) to amend the indenture governing such Notes (the “Indenture”). On May 7, 2018, the Company commenced its cash tender offer and consent solicitation relating to the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement, dated May 7, 2018, and the related Letter of Transmittal and Consent (together, the “Offer Documents”), which set forth a more detailed description of the tender offer and consent solicitation. The consent solicitation expired at 5:00 p.m., New York City time, on Friday, May 18, 2018. Tenders may no longer be withdrawn and consents may no longer be revoked. Holders who tender after 5:00 p.m. New York City time, on Friday, May 18, 2018, will not be entitled to the consent payment. As of the expiration of the consent solicitation, holders of approximately $393.5 million of Notes, representing approximately 71.6% of the outstanding principal amount of the Notes, had tendered their Notes and consented to the proposed amendments to the Indenture. The tender offer expires at 11:59 p.m., New York City time, on June 4, 2018.

The Company and Wells Fargo Bank, National Association, the trustee under the Indenture, have entered into a supplemental indenture that amends the Indenture. The supplemental indenture became effective upon execution by the Issuers and Wells Fargo Bank, National Association on May 21, 2018. The amendments became operative when the Notes that had been validly tendered on or prior to the expiration of the consent solicitation were accepted for payment and paid for by the Company pursuant to the terms of the tender offer on May 21, 2018. The amendments, among other things, eliminate a significant portion of the restrictive covenants and certain events of default applicable to the Notes. The amendments to the Indenture are binding upon the holders of Notes not tendered into the tender offer.

Wells Fargo Securities, LLC is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The tender agent and information agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, LLC at (704) 410-4760 (collect) or (866) 309-6316 (U.S. toll-free). Holders who would like additional copies of the Offer Documents may call the information agent, D.F. King & Co., Inc. at (212) 269-5550 (collect, for banks or brokers) or (866) 342-8290 (toll-free, for all others) or by e-mail at glpi@dfking.com.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer Documents, that the Company is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About GLPI

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT in North America.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the timing and principal amount of debt securities to be purchased in the cash tender offer, including certain terms and conditions of the tender offer. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the risk that a change in law could prevent the Issuers from consummating the tender offer and those other factors that may be set forth in the Offer Documents and the documents incorporated by reference therein, including GLPI’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended from time to time, and GLPI’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, in each case, as filed with the Securities and Exchange Commission. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons. Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Contact

Investor Relations — Gaming and Leisure Properties, Inc.

Hayes Croushore

T: 610-378-8396

Email: Hcroushore@glpropinc.com

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